EXHIBIT 21.1

SUBSIDIARIES of GEVITY HR, INC. as of DECEMBER 31, 2002

Staff Leasing, LLC*

Gevity HR, LP*

Gevity HR II, LP*

Gevity HR III, LP*

Gevity HR IV, LP*

Gevity HR V, LP*

Gevity HR VI, LP*

Gevity HR VII, LP*

Gevity HR VIII, LP*

Gevity HR IX, LP*

Gevity HR X, LP*

P. S. of New Mexico, Inc.—Gevity HR XI, LLC as of March 4, 2003*

Gevity HR ASO, LLC*

Concorda Insurance Company Limited

Jarvis Services Corp.—Gevity HR XII, Corp. as of February 10, 2003*

Also does business under the name “Gevity HR”.